Sub-Item 77I: Terms of new or amended securities

The Board of Trustees approved the creation of the Gotham Absolute Core Fund, the Gotham Enhanced Core Fund, the Gotham Hedged Core Fund and the Gotham Index Core Fund, (the "Funds"), additional series of FundVantage Trust (the "Trust") at its June 20-21, 2016 Meeting of the Board of Trustees. At its September 28-29, 2016 Meeting of the Board of Trustees, the Board approved the name change of the Gotham Absolute Core Fund and the Gotham Enhanced Core Fund to the Gotham Absolute 500 Core Fund and the Gotham Enhanced 500 Core Fund, respectively. Each Fund consists of one class of shares: Institutional Class shares. A description of the Funds' Institutional Class shares is contained in the Funds' Prospectus and Statement of Additional Information each dated October 1, 2016, which was filed with the Commission pursuant to Rule 497 of the Securities Act of 1933, as amended (the "1933 Act") on October 4, 2016.

The Board of Trustees approved the creation of the Gotham Neutral 500 Fund, the Gotham Defensive Long Fund and the Gotham Defensive Long 500 Fund, (the "Funds"), additional series of the Trust via a Unanimous Written Consent dated August 17, 2016. Each Fund consists of one class of shares: Institutional Class shares. A description of the Funds' Institutional Class shares is contained in the Funds' Prospectus and Statement of Additional Information each dated October 1, 2016, which was filed with the Commission pursuant to Rule 497 of the Securities Act of 1933, as amended (the "1933 Act") on October 4, 2016.